UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

IWALLET CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	27-1830013
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

401 Ryland St., Ste. 200A Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 610-2958

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

ii

EXPLANATORY NOTE

iWallet Corporation is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to amend its General Form for Registration of Securities, which registered its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “iWallet,” “Company,” “we,” “us,” and “our” refer to iWallet Corporation.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We plan to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov. The Company does not currently have an internet website.

Item 1. Business.

Overview

iWallet Corporation (the “Company” or “iWallet”) was incorporated on November 18, 2009, in the State of California as “Queensridge Mining Resources, Inc.” On or about July 21, 2014, iWallet Corporation, a private California corporation, merged with and into our wholly owned Nevada subsidiary, iWallet Acquisition Corp., and iWallet Acquisition Corp. then immediately merged with and into the Company, with the Company immediately changing its name to “iWallet Corporation.”

The Company is focused on designing and developing biometric locking wallets and related physical, personal security products, and providing consulting services in connection with protective wallets and other personal security products.

The Company’s fiscal year end is December 31st, its telephone number is (858) 610-2958, and the address of its principal executive office is 401 Ryland St., Ste. 200A, Reno, Nevada.

Description of Business

We are a designer and developer of innovative, physical, personal security products that incorporate security and communication technologies to protect against identity, personal and financial information theft. iWallet is a registered trademark in the United States. Our designs include a biometric locking luxury storage case, made from carbon fiber or aluminum, that protects cash, credit cards and personal information with a proprietary fingerprint security system from being read by many types of RF devices in public spaces, and a soft leather wallet that incorporates a GPS module allowing the customer to locate the wallet if misplaced. Using a free mobile application, the wallets will allow owners to tether their wallets to a supported mobile smart device. A proximity alarm can be configured to sound on the mobile device and our high-end version of the wallet when the wallet is separated by about five meters.

We are based in San Diego, California, and the iWallet business was originally founded in 2009. The initial version of the iWallet generated sales of over $700,000 in the first eighteen months following its launch. The Company is currently improving its designs and seeking manufacturing partners to launch its products back into the market. Established sales channels include Neiman Marcus in North America, Harrods in England, Highline Peak Group in Canada, and NeedItWantItGadgets in New Zealand. Our prospective sales channels include Dufry, Touch of Modern, Skymall, Travelsmith, Hammacher Schlemmer, and co-branding for Montblanc, Porsche Design, Ducati, Gucci, and Bugatti. We own the trademark “iWallet” for secure luxury storage cases connected to smartphones in the USA and have patents worldwide. We have been licensed by Apple Inc. as an official Accessory Developer. We also provide consulting services to other companies in the industry.

Products and Technology

We have redesigned our original product, which will be marketed as the “iWallet 2.0,” to have the following features:

•Sleek, compact industrial design with carbon fiber case

•Pairs with the owner’s cellular phone via bluetooth technology

•Patented, exclusive tamper resistant locking mechanism utilizes innovative fingerprint biometric reader for unlocking

•Unique latch control that only consumes power during latching hence providing extended battery life

•RFID blocking capability for enhanced wireless protection

•Speaker providing audible feedback

•GPS tracking capabilities

We also intend to bring the following additional products to market:

•Leather wallets with a GPS module built-in

•Storage devices with co-branding luxury partners

•A secure passport case called the iPassport

•A secure mobile personal safe to store pharmaceuticals in

•A smart “padlock” with a biometric reader for gym lockers and other personal areas that require security

We hold over twenty patents and patent applications filed in various countries around the world. Our products are manufactured under contract by a manufacturer based in Zhuhai, China, Apollo Electronics. The suppliers for our raw materials have been Future Electronics, Namiki Motors, Cotech Taiwan, Digital Persona, Avnet Electronics, Avnet Taiwan, and Apollo Electronics. Historically, our largest major customer has been Neiman Marcus, which was the source of approximately 60% of our gross revenues from our most recent product sales several years ago. We have not had any product sales for several years as we have been focused on updating our designs to use more cost-effective technologies and materials, and sourcing and updating our suppliers, tooling, and molds. We have now updated our designs and distribution plan, and we expect to relaunch product sales during 2022, and expand our distribution efforts. As we expand our sales and distribution channels, we expect that our customer base will diversify and that, in the future, our revenues will not be dependent upon one or a few major customers.

We hold both utility and design patents and patent applications. All of our current utility patents will remain in effect until September 14, 2027, in the United States. The duration of our design patents varies by country. The expiration dates of our current design patents, by country, is as follows:

Canada	June 10, 2023
Europe	December 9, 2036
China	December 12, 2021
Japan	May 18, 2032
Russia	December 13, 2036
Singapore	December 9, 2026
Taiwan	December 9, 2023

Services Offered

We are currently providing project management services to companies interested in the research, development (such as feasibility study, source codes, gerber files, apps, etc.), manufacturing (molds, PCB boards, etc.), materials (such as carbon fiber, fiber glass, aluminum, leather, polycarbonate, etc.), complex supply chain logistics, complex product cycle, and marketing (sales channels established throughout years of iWallet’s worldwide business relationships with high end brands, luxury department stores and duty free shops at worldwide airports, border crossings and cruise ships) of what we call “smart containers,” which are high-tech personal portable containers (such as wallets, purses, handbags and passport holders) that utilize the latest technologies in terms of GPS recovery for lost or stolen containers that can be tracked via an app on the owner’s smartphone or tablet; facial recognition and other biometrics such as fingerprint readers, voice recognition or remote opening through an app, in order to access its contents; various encrypted credit card numbers downloaded to the container that can be displayed on a LED/LCD screen to choose form of payment (Visa/MasterCard/American Express/Discover) at a touch of a button and pay the retailer with its NFC capability (the advantage of our system is that it is “off-the-grid” meaning that there is no third party carrier-such as the cellular phone carrier-that can be hacked into to steal personal information).

We consider ourselves to be at the forefront of the industry with the expertise, knowledge, resources and commitment to perform beyond our clients’ expectations with expertise in the field of portable containers that we dub “Techcessories,” and our commitment is to get their products out in the market as soon as possible to manage efficiently their product’s life cycles and replace their aging products with updated technology. We also offer all of the aforementioned processes to companies on a partnership basis, whereby we exchange a percentage of our cost of development, manufacturing, inventory and marketing for either commissions from new product sales or equity in the new product offering, in order to provide a more affordable option to the client.

Market and Competition Overview

Our primary target demographic is consumers who are in the market for high-end luxury storage cases and similar accessories. We do not believe that the $200+ approximate retail price to the customer for many of our products will be an obstacle for our initial target demographic.

We compete with luxury brands such as Cartier, Salvatore Ferragamo, Louis Vuitton, and Gucci, all of which are better capitalized than we are, as well as the following smaller niche competitors (and product offerings):

•Ekster:  Parliament Wallet - integrated RFID blocking technology. GPS tracking available as an addon.

•Nomad: Slim Wallet - provides GPS tracking in an inconspicuous fashion so thieves are not aware of the tracking capability.

•Zitahli: Mens Wallet with RFID Front for Men - includes RFID security technology.

We believe the security, high technology, slim design, and carbon fiber or leather construction of our storage device products can position the Company to compete for a share of the luxury secure accessories market.

Sales, Distribution and Growth Strategy

Our current sales strategy is focused on developing and introducing a new flexible wallet made out of leather instead of carbon fiber in order to be more competitive from a pricing standpoint with traditional leather containers and wallets.

We plan to private label our product designs for well-established global brands that we already have a business relationship with (described below) through our first and second generation wallets, unlike our competitors that only promote their brands.

As funds permit, we plan to attend domestic consumer electronics trade shows, personal accessories trade shows, vacation trade shows, and luggage related trade shows to promote our line of unique products that we call “techcessories.” The Company has been working with Global Marketing Strategies in order to explore creative strategies, advertising concepts, consumer opinions, existing distribution and sales channels to determine the best path for sales and distribution of the Company’s product and services offerings.

Our established distribution channels for the original iWallet products include the following, which we believe will be available for the Company’s future product offerings:

•Neiman Marcus in North America

•Harrods in England

•NeedItWantItGadgets in New Zealand

The following are current prospective sales channels:

•Private branding for well-established global brands: Dunhil of London, Heys Luggage, Montblanc, Porsche Design, Ducatti, Gucci, and Bugatti. We have previously had business relationships or discussions with each of these brands.

•Dufry, a global duty-free company with 1,100 locations in 45 countries.

•Touch of Modern.

•Skymall.

•Travelsmith.

•Hammacher Schlemmer.

•Zero Halliburton.

Employees

We have no employees except for our CEO, Steven Cabouli.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Item 1A. Risk Factors.

Risks Related to Our Business and Industry

Our failure to raise additional capital or generate the cash flows necessary to expand our operations and invest in our product offerings could reduce our ability to compete successfully and adversely affect our results of operations.

We will need to raise additional funds in order to execute on our business development plan over the long term. We may not be able obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests and the value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we cannot raise additional capital on acceptable terms, we may not be able to, among other things:

•develop and enhance our products

•develop our brand and acquire new customers

•continue to expand our technology development, sales and marketing organizations

•acquire complementary technologies, products or businesses

•expand operations internationally

•pay our debts as they come due

•hire, train and retain employees

•respond to competitive pressures or unanticipated working capital requirements

Our inability to do any of the foregoing could reduce our ability to compete successfully and adversely affect our results of operations.

Because we have experienced net losses to date, we may never be able to generate sufficient net revenue in the future to be profitable.

We have had net operating losses since inception and expect to continue experiencing net losses for the immediate future. In addition, we expect to make significant future expenditures related to the continued development and expansion of our business. Furthermore, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these factors, to achieve profitability we will need to, among other matters, increase our customer base and our distribution channels. We cannot assure you that we will be able to increase our revenue in this manner and achieve profitability. As we expect to continue to invest in the development of our business, this investment could outpace growth in our revenue, and thereby impair our ability to achieve and maintain profitability.

Because we are dependent on outside manufacturers to produce our products, increases in manufacturing costs or component prices may negatively affect our operations

We have historically relied on one manufacturer to manufacture our iWallet products to order, and we expect that will be constrained by its manufacturing capabilities and pricing for future manufacturing and may face production delays or escalating costs if it is unable to manufacture a sufficient quantity of product at an affordable cost. Further, we could face production delays if it becomes necessary to replace that supplier with one or more alternative suppliers. These factors could have a material adverse effect on our business, prospects, and results of operations or financial condition. In addition, our operation could be significantly affected by increases in the cost of high quality carbon fiber, leather or other raw materials necessary to manufacture our products.

Because there is an uncertain market for our products, we cannot be certain that they will gain wide acceptance or that we will be able to generate sustained sales growth.

While we believe that our innovative security products would be attractive to business professionals, we have only a limited operating history to determine the market acceptance for our products. No assurance can be given that a significant market for our products and services will be developed or sustained. If our security products do not gain wider acceptance amongst our target market, we will be unable to achieve sustained sales growth and our business may not be viable over the longer term.

Because the preservation of our intellectual property rights is essential to the success of our business, our failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, patents, trade secrets and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. Intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. In addition, others may develop technologies that are similar or superior to our technology. Our failure to protect, or any significant impairment to the value of, our intellectual property rights could harm our business.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Defects may be found in our products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our personnel from product development efforts, and cause significant customer relations and business reputation problems. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our products do not infringe on issued trademarks and/or copyrights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

Because we conduct business outside of the United States, we are subject to certain additional risks related to doing business in foreign countries.

We intend to conduct our business, in part, outside of the United States, and our products have historically been manufactured under contract in China. Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•exposure to local economic conditions;

•potential adverse changes in the diplomatic relations of foreign countries with the United States;

•hostility from local populations;

•the adverse effect of currency exchange controls;

•restrictions on the withdrawal of foreign investment and earnings;

•government policies against businesses owned by foreigners;

•investment restrictions or requirements;

•expropriations of property;

•the potential instability of foreign governments;

•the risk of insurrections;

•risks of renegotiation or modification of existing agreements with governmental authorities;

•foreign exchange restrictions;

•withholding and other taxes on remittances and other payments by subsidiaries; and

•changes in taxation structure.

Risks Related to Legal Uncertainty

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

If certain legislation, including the Sarbanes-Oxley Act of 2002, makes it more difficult for us to retain or attract officers and directors, we may be unable to hire such personnel and our business operations may be materially negatively impacted.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from quotation on the OTC Link ATS, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Rule 15c2-11, promulgated under the Securities Exchange Act of 1934, as amended, ensures that broker-dealers, in their role as professional gatekeepers to the over-the-counter-market, where our stock is quoted for trading, do not publish quotations for an issuer’s security when current issuer information is not publicly available, subject to certain exceptions. Companies trading on the OTC Link ATS, such as us, must generally have current information be available for broker-dealers to be able to publish quotations for their common stock. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market unless we make current information regarding our company available as required by the Rule. We have not yet done so, and we may not ever be able to do so.

Because our common stock could be deemed a low-priced “Penny” stock, it would be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

We may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements of broker-dealers. These require a broker-dealer to:

•Deliver to the customer, and obtain a written receipt for, a disclosure document;

•Disclose certain price information about the stock;

•Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•Send monthly statements to customers with market and price information about the penny stock; and

•In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Because we were formerly considered a “shell company” within the meaning of Rule 12b-2 under the Exchange Act, the ability of any holders of “restricted securities,” as defined under Rule 144 promulgated under the Securities Act, to resell their shares may be limited by applicable regulations for a period of time, and our ability to attract additional investment through private offerings in the near future may be limited.

Formerly, we were classified as a “shell company” under Rule 405 promulgated under the Securities Act of 1933 (the “Securities Act”) and Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). As such, any “restricted securities,” as defined under Rule 144 promulgated under the Securities Act, may not be resold in reliance on safe harbors provided under Rule 144 until: (i) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) we have filed “Form 10 information” with the SEC regarding our cessation as a “shell company”; (iii) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (iv) one year has elapsed from the time we filed the Form 10 information with the SEC reflecting our status as an entity that is no longer a shell company. We ceased to be a shell company on July 21, 2014. In addition, we filed

“Form 10 information” reflecting our status as a non-shell company with the SEC in our Current Report on Form 8-K filed July 25, 2014, as amended on July 31, 2014 and September 3, 2014. However, our mandatory filing obligations under the Exchange Act were previously terminated, and we are not currently subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. This registration statement will need to be effective before we will be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

As a result, we may experience difficulty in raising additional capital through private offerings of common stock or other securities until such time as we have satisfied each of the requirements in Rule 144, including those set forth above.  For so long as the safe harbors provided under Rule 144 are not available to holders of restricted securities, our ability to raise significant additional capital in any offering other than a registered public offering may be severely limited. To the extent that any capital from future private offerings is available to us prior to the date that Rule 144 is available to be relied upon, investors may demand resale registration rights in connection with such offerings or otherwise insist on terms which make such financings unattractive or infeasible.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Results of Operations

The following summary of our results of operations should be read in conjunction with our financial statements for the three and six-months ending June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, which are included herein.

Our financial statements are stated in U.S. Dollars and are prepared in accordance with generally accepted accounting principles of the United States (“GAAP”).

Going Concern Qualification

Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred cumulative net losses of $4,850,118 since its inception through June 30, 2021, and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Results of Operations for the three months ended June 30, 2021, compared with the three months ended June 30, 2020

Revenues

We generated revenues of $49,100 during the three months ended June 30, 2021, as compared to no revenues during the three months ended June 30, 2020, as we began providing consulting services to other companies in our market in 2021 and generated revenue from those consulting services in 2021.

Operating and Administrative Expenses

Operating expenses decreased to $1,870 in the three months ended June 30, 2021, from $2,435 in the three months ended June 30, 2020, primarily as a result of negotiating better rates and flat monthly service fees with vendors.

Other Income (Expense)

We incurred a loss on settlement of accounts payable of $78,050, and had interest expense of $16,026, during the three months ended June 30, 2021, as compared to $0 in loss on settlement and interest expense of $15,116 during the three months ended June 30, 2020, as a result of settling $24,450 of accounts payable in 2021 by issuing 2,500,000 shares of common stock valued at $102,500. Interest expense modestly increased year-over-year, due to compounding interest.

Results of Operations for the six months ended June 30, 2021, compared with the six months ended June 30, 2020

Revenues

We generated revenues of $49,100 during the six months ended June 30, 2021, as compared to no revenues during the six months ended June 30, 2020, as we began providing consulting services to other companies in our market in 2021 and generated revenue from those consulting services in 2021.

Operating and Administrative Expenses

Operating expenses decreased to $4,735 in the six months ended June 30, 2021, from $5,926 in the six months ended June 30, 2020, primarily as a result of negotiating better rates and flat monthly service fees with vendors.

Other Income (Expense)

We incurred a loss on settlement of accounts payable of $78,050, and had interest expense of $31,613, during the six months ended June 30, 2021, as compared to $0 in loss on settlement and interest expense of $29,642 during the six months ended June 30, 2020, as a result of settling $24,450 of accounts payable in 2021 by issuing 2,500,000 shares of common stock valued at $102,500. Interest expense modestly increased year-over-year, due to compounding interest.

Net Loss

The Company had a net loss of $89,748 for the six months ended June 30, 2021, as compared to a net loss of $35,568, for the six months ended June 30, 2020, primarily as a result of the loss on settlement of accounts payable in 2021 and modest increase in interest in the six months ended June 30, 2021, partially offset by increasing operational profits in the six months ended June 30, 2021, as compared to the operating loss in the same period in the prior fiscal year.

Liquidity and Capital Resources

At June 30, 2021, we had $7,505 of cash on hand and an accumulated deficit of $4,850,118. Our primary source of liquidity has been from borrowing from related parties and third parties, and the sale of common stock. As of June 30, 2021, the Company owed $4,647 in outstanding related party advances, with $0 in accrued interest on those advances, and $504,500 in outstanding convertible debentures, net of debt discounts of $0 due to outside parties, with $304,445 in accrued interest on these debentures.

Net cash used in operating activities was $4,485 and $3,957during the six months ended June 30, 2021 and 2020, respectively.

Net cash used in investing activities was $0 during the six months ended June 30, 2021 and 2020.

Net cash provided by financial activities was $0 during the six months ended June 30, 2021 and 2020.

Our expenses to date are largely due to professional fees that include accounting, audit and legal fees. To date, we have had minimal revenues, and we require additional financing in order to finance our business activities on an ongoing basis.

Cash Flow

Our primary source of liquidity has been cash from shareholder loans, third party loans, and cash from the issuance of common stock.

Working Capital

We had current assets of $56,605 and $11,990, and current liabilities of $813,841 and $781,978, resulting in working capital deficits of $757,236 and $769,988 at June 30, 2021 and December 31, 2020, respectively.

Results of Operations for the fiscal year ended December 31, 2021, compared with the fiscal year ended December 31, 2020

Revenues

We generated no revenues during the fiscal years ending December 31, 2020 and 2019.

Operating and Administrative Expenses

Operating expenses decreased to $10,007 in the fiscal year ended December 31, 2020, from $23,891 in the fiscal year ended December 31, 2019, primarily as a result of negotiating better rates and flat monthly service fees with vendors particularly regarding bookkeeping services.

Other Income (Expense)

We had interest expense of $60,151, during the fiscal year ended December 31, 2020, as compared to interest expense of $59,312 during the fiscal year ended December 31, 2019, as a result of compounding interest on convertible debentures.

Net Loss

The Company had a net loss of $70,158 for the fiscal year ended December 31, 2020, as compared to a net loss of $83,203, for the fiscal year ended December 31, 2019, primarily as a result of the decreasing operating expenses as compared to 2020.

Liquidity and Capital Resources

At December 31, 2020, we had $11,990 of cash on hand and an accumulated deficit of $769,988. Our primary source of liquidity has been from borrowing from related parties and third parties, and the sale of common stock. As of December 31, 2020, the Company owed $4,647 in outstanding related party advances, with $0 in accrued interest on those advances, and $504,500 in outstanding convertible debentures, net of debt discounts of $0, due to outside parties, with $272,831 in accrued interest on these debentures.

Net cash used in operating activities was $8,078 and $22,122 during the fiscal years ended December 31, 2020 and 2019, respectively.

Net cash used in investing activities was $0 during the fiscal years ended December 31, 2020 and 2019.

Net cash provided by financial activities was $0 during the fiscal years ended December 31, 2020 and 2019.

Our expenses to date are largely due to professional fees that include accounting, audit and legal fees. To date, we have had minimal revenues, and we require additional financing in order to finance our business activities on an ongoing basis.

Cash Flow

Our primary source of liquidity has been cash from shareholder loans, third party loans, and cash from the issuance of common stock.

Working Capital

We had current assets of $11,990 and current liabilities of $781,978, resulting in working capital deficit of $769,988 at December 31, 2020.

Anticipated Cash Requirements

We estimate that our expenses to implement our plan of operations over the next 12 months will be approximately $850,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$30,000
Costs Associated with Being a Public Company	50,000
R&D & Tooling	90,000
Inventory	180,000
Rent	50,000
Advertising and Marketing	300,000
Staffing	100,000
General Working Capital	25,000
Cash Reserves	25,000
Total	$850,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Note 2, “Significant Accounting Policies,” of the Notes to Financial Statements on the audited financial statements as of and for the years ended December 31, 2020 and 2019 included in this Form 10, describes the significant accounting policies and methods used in the preparation of the Company’s financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition, intangible assets, and income taxes. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Revenue Recognition

The Company plans to derive revenue primarily from the sale of its wallets. The Company also will derive an insignificant amount of revenue from providing engraving of the wallets. Engraving revenues will be recognized concurrent with the revenues for the related wallet. The Company also will earn revenue from consulting contracts with others desiring to operate in the smart wallet sector. Revenue is recognized in accordance with ASC 606. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Intangible Assets

Patents and trademarks are measured at cost. Legal fees associated with patents and trademarks, which are expected to be issued, are recorded as patents and trademarks on the balance sheets. Upon approval by the relevant patent office, the patents and trademarks are amortized over their respective expected lives. Patent and trademark costs associated with patents or trademarks which are not approved or are abandoned, are expensed in the period in which such patents are not approved.

The Company expects to maintain patents for up to 20 years from the effective date and the trademark registrations for as long as the trademarks remain in use and the required filings are made to keep them in use. However, based on the Company's assessment of potential innovation or other competing technological developments a useful life of ten years has been assessed for both the patents and the trademarks.

Software consists of costs relating to the development of the software behind the biometric scanning and the other security programs involved in the wallets. Costs relating to the development of this software are capitalized and amortized over its estimated useful life of ten years.

Website development costs relating to website and mobile application and software development are also capitalized and amortized over its estimated useful life of three years.

Topic 350-20, Goodwill, and 350-30, General Intangibles Other than Goodwill, in the Accounting Standards Codification (“ASC”) requires intangible assets with a finite life be tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset.

Income Taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur. Such adjustments may have a material impact on the Company’s income tax provision and results of operations.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Item 3. Properties.

The Company does not currently lease or own any real property.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of September 22, 2021, certain information concerning the beneficial ownership of our common stock by:

•each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

•each director;

•each named executive officer;

•all of our executive officers and directors as a group; and

•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of September 22, 2021, the Company had authorized 75,000,000 shares of common stock, no other classes of capital stock authorized, and 52,819,419 shares of common stock considered issued and outstanding.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of September 22, 2021, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities included in the below table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable, and their address is c/o the Company at 401 Ryland St., Ste. 200A, Reno, Nevada, 89502.

Security Ownership of Certain Beneficial Owners & Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Steven Cabouli	20,721,230	39.2%
Common Stock	All Officers & Directors as a Group	20,721,230	39.2%
Common Stock	Jack Chadsey	4,581,542	8.7%

Item 5. Directors and Executive Officers.

The names, ages, positions, periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions
Steven Cabouli	67	CEO, President, CFO, Secretary, Director (1)

(1)All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement, the Company’s Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Steven Cabouli

Steven Cabouli is our CEO, President, Secretary and the sole member of our Board of Directors. Mr. Cabouli founded the Company’s predecessor private operating company, iWallet Corporation, in California in 2009, has been our President since July of 2014 when iWallet Corporation was acquired by the Company, and was reappointed as our CEO in June of 2021. He has over 30 years of experience in introducing new and unique products to the market. In the 1980s, he introduced machines for shaved ice, cooking baking, and donuts to Argentina and sold the rights to this business to an established South American cookie manufacturer in 1987. He is also the owner of China Mystique, Inc., a global distributor of skincare products which he co-founded in 1990. From 2003 through January of 2014, he was the owner of Steve Cabouli Properties, a real estate company which owns several properties in San Diego, Mexico, and Argentina. Mr. Cabouli studied Civil Engineering at the University of Buenos Aires in Argentina. Mr. Cabouli’s retail experience and his expertise in the personal storage device industry makes him a valuable member of our Board of Directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1)had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)Engaging in any type of business practice; or

(iii)Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5)has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)Any Federal or State securities or commodities law or regulation; or

(ii)Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2020 and 2019, certain information regarding the compensation earned by the Company’s named executive officers.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Cabouli, President & CEO	2020	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-
Jack Chadsey, Former CEO	2020	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-

Narrative Disclosure to the Summary Compensation Table

Our current CEO and President, Steven Cabouli, and our former CEO, Jack Chadsey, who resigned as our CEO in May of 2020, did not receive any compensation for their service as officers in either 2019 and 2020. We presently do not have employment or compensation agreements with any of our named executive officers and have not established any overall system of executive compensation or any fixed policies regarding compensation of executive officers.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year ended December 31, 2020.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Steven Cabouli, CEO & President	-	-	-	-	-	-	-	-	-
Jack Chadsey, Former CEO	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year ended December 31, 2020.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven Cabouli	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We did not provide any compensation to directors for their service as directors during the last two fiscal years. Compensation arrangements for our current directors have not been negotiated. Formal written agreements with directors are likewise the subject of future negotiation and discussion and will require future approval by the full board.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

As of June 30, 2021, and December 31, 2020, we had been advanced funds by Steven Cabouli, a related party for operations, and owed him the following amounts:

	June 30, 2021	December 31, 2020
Current Liabilities
Due to Related Party	$4,647	$4,647

The above balances are non-interest bearing, unsecured and due on demand.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company currently has one director, Mr. Cabouli, who is the Company’s CEO and a current shareholder of the Company, and he is not independent under either board or committee independence standards. The Company does not have a compensation, nominating or audit committee.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us, other than as set forth herein.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTC Link ATS (alternative trading system) operated by OTC Markets Group, Inc., under the symbol “IWAL.” The following information reflects the high and low bid prices of the Company’s common stock on the OTC Link found on OTCMarkets.com.

Quarterly period	High	Low
Fiscal year ended December 31, 2020:
First Quarter	$0.0049	$0.0025
Second Quarter	$0.0058	$0.002
Third Quarter	$0.0058	$0.0031
Fourth Quarter	$0.0059	$0.0032

Quarterly period	High		Low
Fiscal year ended December 31, 2019:	$		$
First Quarter		$0.0069		$0.0041
Second Quarter		$0.005		$0.004
Third Quarter		$0.007		$0.0027
Fourth Quarter		$0.049		$0.0021

Holders

As of September 22, 2021, there were 52,819,419 shares of common stock considered outstanding, which were held by approximately 52 shareholders of record.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

The Company has not issued any equity securities during the last three years except as follows:

On June 30, 2021, the Company issued 2,500,000 shares of common stock to a vendor for settlement of $24,450 in accounts payable. The stock price was $0.041 for a total value of $102,500, and the Company recognized a loss on settlement of accounts payable of $78,050. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) and/or Rule 506(b) promulgated under the Securities Act of 1933, as amended, as there was no general solicitation in connection with the issuance, the shareholder was accredited and/or financially sophisticated, and transaction did not involve a public offering.

On August 12, 2021, the Company issued 12,500,000 shares of common stock valued at $206,250 to its CEO, Mr. Cabouli, for services rendered by Mr. Cabouli to the Company. These shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) and/or Rule 506(b) promulgated under the Securities Act of 1933, as amended, as there was no general solicitation in connection with the issuance, the shareholder was accredited, and transaction did not involve a public offering.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of June 30, 2021, the Company had authorized 75,000,000 shares of common stock, and no shares of preferred stock authorized.

Common Stock

At any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Articles of Incorporation do not provide for cumulative voting or preemptive rights.

Preferred Stock

Our Articles of Incorporation do not authorize the issuance of any preferred stock.

Convertible Instruments

The following is a description of the material terms of our convertible instruments which remain outstanding as of June 30, 2021:

In fiscal 2015, the Company issued two tranches, one in April and one in September, of secured convertible debentures with identical terms and maturity dates (together, “the Debentures”) for gross proceeds of $492,500. The Company incurred $39,400 in broker’s commissions resulting in net proceeds of $453,100. The Debentures bear interest at a rate of 8% per annum, with interest payments due semi-annually. The Debentures originally matured on April 30, 2017, and became immediately due and payable at the request of the holders. Subsequently, the holders agreed to extend the maturity date in the Debentures to April 30, 2022. The Debentures are convertible at any time, in whole, to shares of common stock at a conversion price of $0.15 per share. At June 30, 2021 and December 31, 2020, the accrued interest on the Debentures was $300,986 and $269,967, respectively.

On August 13, 2018, the Company entered into a secured convertible debenture agreement (the “Convertible Debenture”) with a service provider amounting to $12,000. The Convertible Debenture bears interest at 10% per annum calculated monthly and payable on maturity and had a maturity date of August 13, 2021. The Convertible Debenture became immediately due and payable in default at the request of the holder, although the holder has not made any request for immediate payment. The Convertible Debenture is currently in default, and the Company is currently working with the holder on extending the due date of the Convertible Debenture. The conversion price is $0.06 per share. At June 30, 2021 and December 31, 2020, the accrued interest was $3,459 and $2,864, respectively.

Warrants

On August 13, 2018, the Company issued 650,000 warrants in conjunction with a debt settlement agreement. These warrants were valued at $6,017 using the Black Scholes valuation model and the following inputs: an exercise price of $0.10 per share, interest rate of 2.68%, volatility of 233.70% and a life of 3 years.

The following is a schedule of the Company’s outstanding common stock purchase warrants:

	Warrants	Exercise Price
Outstanding and exercisable, December 31, 2019	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, December 31, 2020	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, June 30, 2021	650,000	$0.10

The following is a summary of the common stock purchase warrants outstanding as of June 30, 2021:

Exercise Price ($)	Number of Warrants	Expiration date
$0.10	650,000	August 13, 2021
	650,000

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

For the Years Ended December 31, 2020 and 2019:

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2020 and 2019

Statements of Operations for the years ended December 31, 2020 and 2019

Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2020 and 2019

Statements of Cash Flows for the years ended December 31, 2020 and 2019

Notes to Financial Statements

For the Three and Six Months Ended June 30, 2021 and 2020:

Balance Sheets at June 30, 2021 and December 31, 2020 (unaudited)

Statements of Operations for the three and six months ended June 30, 2021 and 2020 (unaudited)

Statements of Changes in Stockholders Deficit for the three and six months ended June 30, 2021 and 2020 (unaudited)

Statement of Cash Flows for the six months ended June 30, 2021 and 2020 (unaudited)

Notes to Financial Statements (Unaudited)

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

iWallet Corp.

Financial Statements

For the Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

iWallet Corporation

Reno, NV

Opinion on the Financial Statements

We have audited the accompanying balance sheet of iWallet Corporation (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern - Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has a history of recurring net losses, a significant accumulated deficit and currently has net working capital deficit. The Company has contractual obligations, such as commitments for repayments of interest payable, due to related party, and convertible debentures (collectively “obligations”). Currently, management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, resumption of its planned business operations, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to resume its planned business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments to conclude that it is probable that the Company’s plans will be effectively implemented and will provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity in determining it is probable that the Company’s plans will be effectively implemented include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful resumption of its planned business operations. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others, evaluation the probability that the Company will be able to: (i) access funding from the capital market; (ii) manage expenditures (iii) obtain debt financing, and (iv) resume its planned business operations.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2021.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

September 28, 2021

iWallet Corp.

Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$11,990	$20,068
Total Current Assets	11,990	20,068

Intangible Assets, net	-	2,218
Total Assets	$11,990	$22,286

Liabilities and Stockholders’ Deficit
Liabilities
Current Liabilities
Account Payable	$-	$249
Accrued Liabilities	-	40
Accrued Interest Payable	272,831	212,680
Due to Related Party	4,647	4,647
Convertible Debentures - Current Portion	504,500	492,500
Total Current Liabilities	781,978	710,116

Convertible Debentures - less Current Portion	-	12,000
Total Liabilities	781,978	722,116

Stockholders’ Deficit
Common stock; par value $0.001, 75,000,000 shares authorized; 37,819,419 shares issued and outstanding	37,819	37,819
Additional Paid-in Capital	3,952,563	3,952,563
Accumulated Deficit	(4,760,370)	(4,690,212)
Total Stockholders’ Deficit	(769,988)	(699,830)
Total Liabilities and Stockholders’ Deficit	$11,990	$22,286

The accompanying notes are an integral part of these audited financial statements.

iWallet Corp.

Statements of Operations

	For the Years Ended
	December 31, 2020	December 31, 2019
Revenues	$-	$-

Operating Expenses
Amortization Expense	2,218	7,769
General and Administrative Expenses	7,789	16,122
Total Operating Expenses	10,007	23,891
Operating Loss	(10,007)	(23,891)

Other Income (Expense)
Interest Expense	(60,151)	(59,312)
Total Other Income (Expense)	(60,151)	(59,312)
Net Loss	$(70,158)	$(83,203)

Loss per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted Average Common Shares - Basic and Diluted	37,819,419	37,819,419

The accompanying notes are an integral part of these audited financial statements.

iWallet Corp.

Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2020 and 2019

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit

Balance at December 31, 2018	37,819,419	$37,819	$3,952,563	$(4,607,009)	$(616,627)
Net Loss for the Year	-	-	-	(83,203)	(83,203)
Balance at December 31, 2019	37,819,419	37,819	3,952,563	(4,690,212)	(699,830)
Net Loss for the Year	-	-	-	(70,158)	(70,158)
Balance at December 31, 2020	37,819,419	$37,819	$3,952,563	$(4,760,370)	$(769,988)

The accompanying notes are an integral part of these audited financial statements.

iWallet Corp.

Statements of Cash Flows

	For the Years Ended
	December 31, 2020	December 31, 2019
Cash Flows from Operating Activities:
Net Loss for the Year	$(70,158)	$(83,203)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Amortization	2,218	7,769
Changes in Operating Assets and Liabilities
Decrease in Accounts Payable	(249)	(6,000)
Decrease in Accrued Liabilities	(40)	-
Increase in Accrued Interest Payable	60,151	59,312
Net Cash Used in Operating Activities	(8,078)	(22,122)

Cash Flows from Investing Activities:	-	-

Cash Flows from Financing Activities:	-	-

Net Decrease in Cash	(8,078)	(22,122)
Cash at Beginning of Year	20,068	42,190
Cash at End of Year	$11,990	$20,068

Supplemental Disclosure Information:
Interest Paid in Cash	$-	$-
Income Taxes paid in Cash	$-	$-

The accompanying notes are an integral part of these audited financial statements.

iWallet Corp.

Notes to Financial Statements

December 31, 2020 and 2019

1. Nature of Business and Going Concern

iWallet Corp (“the Company”) has been engaged in the design, development, manufacturing and sales of bio-metric locking wallets, which operate by scanning a user’s fingerprint to open the wallet.

iWallet Corporation (“iWallet”) was incorporated on November 18, 2009 in the State of California and is located at 7394 Trade Street, San Diego, California 92121. On July 21, 2014 the Company merged with iWallet Acquisition Corporation (the “Acquisition Sub”) (“the Merger”), a subsidiary formed by Queensridge Mining Resources, Inc. (“Queensridge”) for purposes of the Merger, which resulted in the Company becoming a wholly-owned subsidiary of Queensridge. Immediately following the merger, the Acquisition Sub merged with and into Queensridge. Queensridge immediately changed its name to iWallet Corp and is continuing the business of iWallet as its only line of business.

The Company began trading on July 21, 2014 on the OTCQB Exchange under the ticker symbol IWAL. The Company’s functional currency is the U.S. Dollar.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘U.S. GAAP’), which contemplates continuation of the Company as a going concern.

As of December 31, 2020, the Company has a deficit of $4,760,370 (2019 - $4,690,212) and has significant losses and negative cash flows from operations. The Company completed a public listing transaction which raised additional funds and includes warrant agreements which may provide additional funds. However, there is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the near future to enable it to meet its obligations as they come due. As a result, there is substantial doubt regarding the Company’s ability to continue as a going concern. The future of the Company is dependent upon its ability to obtain financing and upon achieving profitable operations.

Management has raised additional capital through private placement offerings and has plans to raise funds through public offering of its capital stock. While the Company has been successful in securing such financing in the past, there is no assurance that it will be able to do so in the future. Accordingly, these financial statements do not give effect to adjustments, relating to the recoverability and classification of recorded assets, or the amounts of and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

These financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these financial statements.

2. Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for useful lives of patents, trademarks, software and website development costs.

Intangible assets

Patents and trademarks are measured at cost. Legal fees associated with patents and trademarks, which are expected to be issued, are recorded as patents and trademarks on the balance sheets. Upon approval by the relevant patent office, the patents and trademarks are amortized over their respective expected lives. Patent and trademark costs associated with patents or trademarks which are not approved or are abandoned, are expensed in the period in which such patents are not approved.

The Company expects to maintain patents for up to 20 years from the effective date and the trademark registrations for as long as the trademarks remain in use and the required filings are made to keep them in use. However, based on the Company's assessment of potential innovation or other competing technological developments a useful life of ten years has been assessed for both the patents and the trademarks.

Software consists of costs relating to the development of the software behind the biometric scanning and the other security programs involved in the wallets. Costs relating to the development of this software are capitalized and amortized over its estimated useful life of ten years.

Website development costs relating to website and mobile application and software development are also capitalized and amortized over its estimated useful life of three years.

Topic 350-20, Goodwill, and 350-30, General Intangibles Other than Goodwill, in the Accounting Standards Codification (“ASC”) requires intangible assets with a finite life be tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset.

Fair value of financial instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts of cash, accounts payable, accrued liabilities, due to related party, and convertible debentures approximate fair value because of their short-term nature. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The bank indebtedness has a variable interest rate, which results in an exposure to interest rate risk resulting from an increase in rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities. All other liabilities are non-interest bearing.

Revenue recognition

The Company plans to derive revenue primarily from the sale of its wallets. The Company also will derive an insignificant amount of revenue from providing engraving of the wallets. Engraving revenues will be recognized concurrent with the revenues for the related wallet. The Company also will earn revenue from consulting contracts with others desiring to operate in the smart wallet sector. Revenue is recognized in accordance with ASC 606. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company did not recognize any revenues during the years ended December 31, 2020 and 2019.

Concentrations of credit risk

The Company’s cash balances are maintained in bank accounts in the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Actual balances at times may exceed these limits.

Loss per share of common stock

Loss per common share (basic and diluted) is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive. At December 31, 2020 and 2019, diluted loss per share and the weighted average number of shares of common stock exclude 650,000 and 650,000, respectively, potentially dilutive warrants (note 8), and approximately 5.3 million and 4.9 million, respectively, potentially convertible debenture shares (note 6), since their effect is anti-dilutive.

Income taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur. Such adjustments may have a material impact on the Company’s income tax provision and results of operations.

3. Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

4. Intangible Assets

	December 31, 2020
	Cost	Accumulated Amortization	Net Book Value
Patents	$78,619	$78,619	$-
Trademarks	16,909	16,909	-
Software	51,680	51,680	-
Website Development	16,000	16,000	-
	$163,208	$163,208	$-

	December 31, 2019
	Cost	Accumulated Amortization	Net Book Value
Patents	$78,619	$77,569	$1,050
Trademarks	16,909	16,909	-
Software	51,680	50,512	1,168
Website Development	16,000	16,000	-
	$163,208	$160,990	$2,218

Amortization for the years ended December 31, 2020 and 2019 was $2,218 and $7,769, respectively.

5. Related Party Transactions and Balances

	December 31, 2020	December 31, 2019
Current Liabilities
Due to Related Party	$4,647	$4,647

The above balances are non-interest bearing, unsecured and due on demand. The related party is affiliated by virtue of common ownership.

6. Convertible Debentures

In fiscal 2015, the Company issued two tranches, one in April and one in September, of secured convertible debentures with identical terms and maturity dates (together, “the Debentures”) for gross proceeds of $492,500. The Company incurred $39,400 in broker’s commissions resulting in net proceeds of $453,100. The Debentures bear interest at a rate of 8% per annum, with interest payments due semi-annually. originally matured on April 30, 2017, and became immediately due and payable at the request of the holders. Subsequently, the holders agreed to extend the maturity date in the Debentures to April 30, 2022. The Debentures are convertible at any time, in whole, to shares of common stock at a conversion price of $0.15 per share. At December 31, 2020 and 2019, the accrued interest was $269,967 and $211,020, respectively, resulting in a total of approximately 5.1 million and 4.7 million “if-converted” common shares, respectively.

The conversion feature was determined to be an embedded derivative; however, since the instrument is a conventional convertible debenture the conversion feature was not bifurcated. Additionally, the conversion feature was determined not to be beneficial in both tranches as the fair value of the Company's share price at the date of issuance was less than the conversion price. Accordingly, no proceeds were allocated to the value of the conversion feature on initial recognition.

As previously noted, the Company has adopted ASU 2015-03 “Imputation of Interest” and as a result has recognized the convertible debentures net of the related issuance costs of $39,400. These costs were realized using an effective interest rate of 13.06%, for the April tranche and 13.83% for the September tranche. Imputed interest expense has been fully recognized prior to the years ended December 31, 2020 and 2019.

On August 13, 2018, the Company entered into a secured convertible debenture agreement (the “convertible debenture”) with a service provider amounting to $12,000. The convertible debentures bear interest at 10% per annum calculated monthly and payable on maturity and had a maturity date of August 13, 2021. This debenture is currently in default. The conversion price is $0.06 per share. At December 31, 2020 and 2019, the accrued interest was $2,864 and $1,660, respectively, resulting in a total of approximately 248,000 and 228,000 “if-converted” common shares, respectively.

7. Share Capital

The Company is authorized to issue 75,000,000 shares of Common Stock with a par value of $0.001 and had 37,819,419 shares of Common Stock issued and outstanding as of December 31, 2020 and 2019. The Company had no stock issuances during the year ended December 31, 2020 or 2019.

8. Warrants

On August 13, 2018, the Company issued 650,000 warrants in conjunction with a debt settlement agreement. These warrants were valued at $6,017 using the Black Scholes valuation model and the following inputs: an exercise price of $0.10 per share, interest rate of 2.68%, volatility of 233.70% and a life of 3 years.

The following is a continuity schedule of the Company’s common stock purchase warrants:

	Warrants	Exercise Price
Outstanding and exercisable, December 31, 2018	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, December 31, 2019	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, December 31, 2020	650,000	$0.10

The following is a summary of the common stock purchase warrants outstanding as of December 31, 2020:

Exercise Price ($)	Number of Warrants	Expiration date
$0.10	650,000	August 13, 2021
	650,000

9. Income Taxes

Components of (loss) income before income taxes consists of the following:

	2020	2019
U.S.	$(70,158)	$(83,203)

The provision (recovery) for income taxes consists of the following:

	2020	2019
Current
Federal	$-	$-
State	-	-
	-	-
Deferred	$-	$-

The reconciliation of the provision (recovery) for income taxes based on the combined U.S. statutory federal and state tax rate of 25.75% (Federal - 21%; State - 5.75%, net of Federal benefit) to the effective tax rates:

	2020	2019
Net loss before recovery of income taxes	$(70,158)	$(83,203)
Statutory rate	26.75%	26.75%
Expected income tax recovery	$(18,767)	$(22,257)
Non-deductible expenses	-	-
Change in valuation allowance	18,767	22,257
Recovery of income taxes	$-	$-

The components of deferred taxes are as follows:

	2020	2019
Deferred tax assets (liabilities)
Net operating losses	$1,273,399	$1,254,632
Valuation allowance	(1,273,399)	(1,254,632)
	$-	$-

The Company has non-capital income tax losses that will begin to expire in 2031 through 2038.

The Company calculates its income tax expense by estimating the annual effective tax rate and applying that rate to the year-to-date ordinary income at the end of the period. The Company records a tax valuation allowance when it is more likely than not that it will not be able to recover the value of its deferred tax assets. As of December 31, 2020 and 2019, the Company calculated its estimated annualized effective tax rate at 0% and 0%, respectively. The Company had no income tax expense on its $70,158 pre-tax loss for the year ended December 31, 2020. The Company recognized no income tax expense based on its $83,203 pre-tax loss for the year ended December 31, 2019.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest accrued on uncertain tax positions as well as interest received from favorable tax settlements within interest expense. The Company recognizes penalties accrued on unrecognized tax benefits within general and administrative expenses. As of December 31, 2020 and 2019, the Company had no uncertain tax positions.

The Company does not anticipate any significant changes to the total amounts of unrecognized tax benefits in the next twelve months. In many cases the Company's uncertain tax positions are related to tax years that remain subject to examination by tax authorities. The following describes the open tax years, by major tax jurisdiction, as of December 31, 2020:

Federal	2017 - present
State	2017 - present

10. Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

11.  Subsequent Events

Management has evaluated subsequent events, in accordance with FASB ASC Topic 855, “Subsequent Events,” through the date these financial statements were issued and noted no items requiring disclosure, except as noted below:

On June 30, 2021, the Company issued 2,500,000 shares of common stock to a vendor for settlement of $24,450 in accounts payable. The stock price was $0.041/share for a total value of $102,500, and the Company recognized a loss on settlement of accounts payable of $78,050.

On August 12, 2021, the Company issued 12,500,000 shares of common stock valued at $206,250 to its CEO, Mr. Steven Cabouli, for services rendered.

iWallet Corp.

Unaudited Financial Statements

For the Six Months Ended June 30, 2021

iWallet Corp.

Balance Sheets

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash	$7,505	$11,990
Accounts Receivable	49,100	-
Total Current Assets	56,605	11,990

Total Assets	$56,605	$11,990

Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities
Account Payable	$249	$-
Accrued Interest Payable	304,445	272,831
Due to Related Party	4,647	4,647
Convertible Debentures	504,500	504,500
Total Current Liabilities	813,841	781,978

Total Liabilities	813,841	781,978

Stockholders' Deficit
Common stock; par value $0.001, 75,000,000 shares authorized; 40,319,419 and 37,819,419 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	40,319	37,819
Additional Paid-in Capital	4,052,563	3,952,563
Accumulated Deficit	(4,850,118)	(4,760,370)
Total Stockholders' Deficit	(757,236)	(769,988)
Total Liabilities and Stockholders' Deficit	$56,605	$11,990

The accompanying notes are an integral part of these unaudited financial statements.

iWallet Corp.

Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues	$49,100	$-	$49,100	$-
Cost of Sales	24,450	-	24,450	-
Gross Profit	24,650	-	24,650	-

Operating Expenses
Amortization Expense	-	1,109	-	2,218
General and Administrative Expenses	1,870	1,326	4,735	3,708
Total Operating Expenses	1,870	2,435	4,735	5,926
Operating Loss	22,780	(2,435)	19,915	(5,926)

Other Income (Expense)
Loss on Settlement of Accounts Payable	(78,050)	-	(78,050)	-
Interest Expense	(16,026)	(15,116)	(31,613)	(29,642)
Total Other Income (Expense)	(94,076)	(15,116)	(109,663)	(29,642)
Net Loss	$(71,296)	$(17,551)	$(89,748)	$(35,568)

Loss per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Common Shares - Basic and Diluted	37,819,419	37,819,419	37,819,419	37,819,419

The accompanying notes are an integral part of these unaudited financial statements.

iWallet Corp.

Statement of Stockholders’ Deficit

(Unaudited)

For the Three and Six Months Ended June 30, 2021 and 2020

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at December 31, 2020	37,819,419	$37,819	$3,952,563	$(4,760,370)	$(769,988)
Net Loss for the Period	-	-	-	(18,452)	(18,452)
Balance at March 31, 2020	37,819,419	37,819	3,952,563	(4,778,822)	(788,440)
Issuance of Common Stock for Settlement of Debt	2,500,000	2,500	100,000	-	102,500
Net Loss for the Period	-	-	-	(71,296)	(71,296)
Balance at June 30, 2021	40,319,419	$40,319	$4,052,563	$(4,850,118)	$(757,236)

	Common Shares
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance at December 31, 2019	37,819,419	$37,819	$3,952,563	$(4,690,212)	$(699,830)
Net Loss for the Period	-	-	-	(18,017)	(18,017)
Balance at March 31, 2020	37,819,419	37,819	3,952,563	(4,708,229)	(717,847)
Net Loss for the Period	-	-	-	(17,551)	(17,551)
Balance at June 30, 2020	37,819,419	$37,819	$3,952,563	$(4,725,780)	$(735,398)

The accompanying notes are an integral part of these unaudited financial statements.

iWallet Corp.

Statements of Cash Flows

(Unaudited)

	For the Six Months Ended
	June 30, 2021	June 30, 2020
Cash Flows from Operating Activities:
Net Loss	$(89,748)	$(35,568)
Amortization	-	2,218
Loss on Settlement of Accounts Payable	78,050	-
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities
Increase in Accounts Receivable	(49,100)	-
Increase (Decrease) in Accounts Payable	24,699	(249)
Increase in Accrued Interest Payable	31,614	29,642
Net Cash Used in Operating Activities	(4,485)	(3,957)

Cash Flows from Investing Activities:	-	-

Cash Flows from Financing Activities:	-	-

Net Increase in Cash	(4,485)	(3,957)
Cash at Beginning of Period	11,990	20,068
Cash at End of Period	$7,505	$16,111

Supplemental Disclosure Information:
Interest Paid in Cash	$-	$-
Income Taxes paid in Cash	$-	$-

Schedule of Non-Cash Investing and Financing Activities:
Issuance of Common Stock for Settlement of Accounts Payable	$24,450	$-

The accompanying notes are an integral part of these unaudited financial statements.

iWallet Corp.

Notes to Unaudited Financial Statements

June 30, 2021

1. Nature of Business and Going Concern

iWallet Corp (“the Company”) is engaged in the design, development, manufacturing and sales of bio-metric locking wallets, which operate by scanning a user’s fingerprint to open the wallet.

iWallet Corporation (“iWallet”) was incorporated on November 18, 2009 in the State of California and is located at 7394 Trade Street, San Diego, California 92121. On July 21, 2014 the Company merged with iWallet Acquisition Corporation (the “Acquisition Sub”) (“the Merger”), a subsidiary formed by Queensridge Mining Resources, Inc. (“Queensridge”) for purposes of the Merger, which resulted in the Company becoming a wholly-owned subsidiary of Queensridge. Immediately following the merger, the Acquisition Sub merged with and into Queensridge. Queensridge immediately changed its name to iWallet Corp and is continuing the business of iWallet as its only line of business.

The Company began trading on July 21, 2014 on the OTCQB Exchange under the ticker symbol IWAL. The Company’s functional currency is the U.S. Dollar.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘U.S. GAAP’), which contemplates continuation of the Company as a going concern.

As of June 30, 2021, the Company has a deficit of $4,850,118 and has significant losses and negative cash flows from operations. The Company completed a public listing transaction which raised additional funds and includes warrant agreements which may provide additional funds. However, there is no certainty that the Company will be successful in generating sufficient cash flow from operations or achieving and maintaining profitable operations in the near future to enable it to meet its obligations as they come due. As a result, there is substantial doubt regarding the Company’s ability to continue as a going concern. The future of the Company is dependent upon its ability to obtain financing and upon achieving profitable operations.

Management has raised additional capital through private placement offerings and has plans to raise funds through public offering of its capital stock. While the Company has been successful in securing such financing in the past, there is no assurance that it will be able to do so in the future. Accordingly, these financial statements do not give effect to adjustments, relating to the recoverability and classification of recorded assets, or the amounts of and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.

These financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. All adjustments, consisting only of normal recurring items, considered necessary for fair presentation have been included in these financial statements.

2. Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates include amounts for useful lives of patents, trademarks, software and website development costs and the warranty provision.

Allowance for doubtful accounts

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is estimated and recorded based on management’s assessment of the credit history with the customer and the current relationships with them. On this basis management has determined that an allowance for doubtful accounts of $0 was appropriate as of June 30, 2021 and December 31, 2020.

Intangible assets

Patents and trademarks are measured at cost. Legal fees associated with patents and trademarks, which are expected to be issued, are recorded as patents and trademarks on the balance sheets. Upon approval by the relevant patent office, the patents and trademarks are amortized over their respective expected lives. Patent and trademark costs associated with patents or trademarks which are not approved or are abandoned, are expensed in the period in which such patents are not approved.

The Company expects to maintain patents for up to 20 years from the effective date and the trademark registrations for as long as the trademarks remain in use and the required filings are made to keep them in use. However, based on the Company's assessment of potential innovation or other competing technological developments a useful life of ten years has been assessed for both the patents and the trademarks.

Software consists of costs relating to the development of the software behind the biometric scanning and the other security programs involved in the wallets. Costs relating to the development of this software are capitalized and amortized over its estimated useful life of ten years.

Website development costs relating to website and mobile application and software development are also capitalized and amortized over its estimated useful life of three years.

Topic 350-20, Goodwill, and 350-30, General Intangibles Other than Goodwill, in the Accounting Standards Codification (“ASC”) requires intangible assets with a finite life be tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated discounted cash flow used in determining the fair value of the asset.

Fair value of financial instruments

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Included in the ASC Topic 820 framework is a three level valuation inputs hierarchy with Level 1 being inputs and transactions that can be effectively fully observed by market participants spanning to Level 3 where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company. The Company discloses the lowest level input significant to each category of asset or liability valued within the scope of ASC Topic 820 and the valuation method as exchange, income or use. The Company uses inputs which are as observable as possible and the methods most applicable to the specific situation of each company or valued item.

The carrying amounts of cash, accounts payable, accrued liabilities, due to related party and convertible debentures approximate fair value because of their short-term nature. Per ASC Topic 820 framework these are considered Level 2 inputs where inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in the interest rates. The bank indebtedness has a variable interest rate, which results in an exposure to interest rate risk resulting from an increase in rates. In seeking to minimize the risks from interest rate fluctuations, the Company manages exposure through its normal operating and financing activities. All other liabilities are non-interest bearing.

Revenue recognition

The Company plans to derive revenue primarily from the sale of its wallets. The Company also will derive an insignificant amount of revenue from providing engraving of the wallets. Engraving revenues will be recognized concurrent with the revenues for the related wallet. The Company also will earn revenue from consulting contracts with others desiring to operate in the smart wallet sector. Revenue is recognized in accordance with ASC 606. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

During the six months ended June 30, 2021 and 2020, the Company earned $49,100 and $0, respectively, in consulting revenue.

Concentrations of credit risk

The Company’s cash balances are maintained in bank accounts in the United States. Deposits held in banks in the United States are insured up to $250,000 per depositor for each bank by the Federal Deposit Insurance Corporation. Actual balances at times may exceed these limits.

Loss per share of common stock

Loss per common share (basic and diluted) is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Common stock equivalents are excluded from the computation of diluted loss per share when their effect is anti-dilutive. As of June 30, 2021 and December 31, 2020, diluted loss per share and the weighted average number of shares of common stock exclude 650,000 and 650,000, respectively, potentially dilutive warrants (note 8) and approximately 5.6 million and 5.3 million, respectively, potentially convertible debenture shares (note 6), since their effect is anti-dilutive.

Income taxes

Income taxes are computed in accordance with the provisions of ASC Topic 740, which requires, among other things, a liability approach to calculating deferred income taxes. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company is required to make certain estimates and judgments about the application of tax law, the expected resolution of uncertain tax positions and other matters. In the event that uncertain tax positions are resolved for amounts different than the Company’s estimates, or the related statutes of limitations expire without the assessment of additional income taxes, the Company will be required to adjust the amounts of the related assets and liabilities in the period in which such events occur. Such adjustments may have a material impact on the Company’s income tax provision and results of operations.

3. Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

4. Intangible Assets

	June 30, 2021 and December 31, 2020
	Cost	Accumulated Amortization	Net Book Value
Patents	$78,619	$78,619	$-
Trademarks	16,909	16,909	-
Software	51,680	51,680	-
Website Development	16,000	16,000	-
	$163,208	$163,208	$-

Amortization for the six months ended June 30, 2021 and 2020 was $0 and $2,218 respectively.

5. Related Party Transactions and Balances

	June 30, 2021	December 31, 2020
Current Liabilities
Due to Related Party	$4,647	$4,647

The above balances are non-interest bearing, unsecured and due on demand. The related party is affiliated by virtue of common ownership.

6. Convertible Debentures

In fiscal 2015, the Company issued two tranches, one in April and one in September, of secured convertible debentures with identical terms and maturity dates (together, “the Debentures”) for gross proceeds of $492,500. The Company incurred $39,400 in broker’s commissions resulting in net proceeds of $453,100. The Debentures bear interest at a rate of 8% per annum, with interest payments due semi-annually. The Debentures originally matured on April 30, 2017, and became immediately due and payable at the request of the note holders. Subsequently, the holders agreed to extend the maturity date in the Debentures to April 30, 2022. The Debentures are convertible at any time, in whole, to shares of common stock at a conversion price of $0.15 per share. At June 30, 2021 and December 31, 2020, the accrued interest was $300,986 and $269,967, respectively, resulting in a total of approximately 5.3 million and 5.1 million “if-converted” shares of common stock, respectively.

The conversion feature was determined to be an embedded derivative; however, since the instrument is a conventional convertible debenture the conversion feature was not bifurcated. Additionally, the conversion feature was determined not to be beneficial in both tranches as the fair value of the Company's share price at the date of issuance was less than the conversion price. Accordingly, no proceeds were allocated to the value of the conversion feature on initial recognition.

As previously noted, the Company has adopted ASU 2015-03 “Imputation of Interest” and as a result has recognized the convertible debentures net of the related issuance costs of $39,400. These costs were realized using an effective interest rate of 13.06%, for the April tranche and 13.83% for the September tranche.

On August 13, 2018, the Company entered into a secured convertible debenture agreement (the “convertible debenture”) with a service provider amounting to $12,000. The convertible debenture bears interest at 10% per annum calculated monthly and payable on maturity and had a maturity date of August 13, 2021. This debenture is currently in default. The debenture became immediately due and payable in default at the request of the holder. The conversion price is $0.06 per share. At June 30, 2021 and December 31, 2020, the accrued interest was $3,459 and $2,864, respectively, resulting in a total of approximately 258,000 and 248,000 “if-converted” shares of common stock, respectively.

7. Share Capital

The Company is authorized to issue 75,000,000 shares of Common Stock with a par value of $0.001 and had 40,319,419 and 37,819,419 shares of Common Stock issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.

On June 30, 2021, the Company issued 2,500,000 shares of Common Stock to a vendor for settlement of $24,450 in accounts payable. The stock price was $0.041 for a total value of $102,500 and the Company recognized a loss on settlement of accounts payable of $78,050.

8. Warrants

On August 13, 2018, the Company issued 650,000 warrants in conjunction with a debt settlement agreement. These warrants were valued at $6,017 using the Black Scholes valuation model and the following inputs: an exercise price of $0.10 per share, interest rate of 2.68%, volatility of 233.70% and a life of 3 years.

The following is a continuity schedule of the Company’s common stock purchase warrants:

	Warrants	Exercise Price
Outstanding and exercisable, December 31, 2019	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, December 31, 2020	650,000	$0.10
Expired	-	$-
Outstanding and exercisable, June 30, 2021	650,000	$0.10

The following is a summary of the common stock purchase warrants outstanding as of March 31, 2021:

Exercise Price ($)	Number of Warrants	Expiration date
$0.10	650,000	August 13, 2021
	650,000

9. Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in a variety of claims, suits, investigations and proceedings arising from the ordinary course of our business, collections claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of current pending matters will not have a material adverse effect on its business, financial position, results of operations or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of legal costs, diversion of management resources and other factors.

10.  Subsequent Events

Management has evaluated subsequent events, in accordance with FASB ASC Topic 855, “Subsequent Events,” through the date these financial statements were issued and noted no items requiring disclosure, except as noted below:

On August 12, 2021, the Company issued 12,500,000 shares of common stock valued at $206,250 to its CEO, Mr. Cabouli, for services rendered.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IWALLET CORPORATION
(Registrant)

Date: September 28, 2021	By:	/s/ Steven Cabouli
Steven Cabouli
President & CEO Director

EXHIBIT INDEX

Exhibit	Description

3.1	Articles of Incorporation (incorporated by reference to Registration Statement on Form S-1 filed on August 12, 2010; File No. 333-168775; Exhibit 3.1 thereto)

3.2	Bylaws (incorporated by reference to Registration Statement on Form S-1 filed on August 12, 2010; File No. 333-168775; Exhibit 3.2 thereto)

10.1	Manufacturing and Supply Agreement (incorporated by reference to Registration Statement on Form S-1/A filed on October 17, 2014; File No. 333-168775; Exhibit 10.1 thereto)